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                                    Exhibit 10.58

Jeffrey L. Abramovitz
16796 Hutchinson Dr.
Lakeville, Minnesota 55044
July 16, 1998

Joel Ronning
Chairman of the Board
Tech Squared Inc.
5198 W. 76th Street
Edina, MN 55439

Dear Joel:

This letter confirms our conversation of July 13, 1998, in which you extended an offer of employment to me as CFO and Corporate Secretary. I am pleased to accept your offer, effective July 13, 1998, which I understand to be based on the following terms and conditions:

You indicated that the beginning rate of compensation will be an annual salary of $90,000.00 plus bonus as determined and agreed to by Rick Apple, CEO and myself.

We also agreed that Tech Squared Inc. will waive the Limitation on Change in Control Payments as outlined in Section 9(e) of Tech Squared Inc.'s 1995 Stock Option Plan ("Plan") and Section 3.3(b) of my Incentive Stock Option Agreement(s) on one half of the total option shares I have been granted, or one hundred thousand (100,000) option shares. Therefore, the limitation or reduction in payments that would occur in the event of a change of control ("change event") as defined in the Plan would be limited to the total shares being accelerated due to the change event less one hundred thousand (100,000) shares.

If you agree to these items, please sign below where indicated.

Thank you for the confidence afforded me in the offering of this position. I look forward to a mutually beneficial successful relationship.

Sincerely,

/s/ Jeffrey L. Abramovitz

Agreed:

Tech Squared Inc.

/s/ Joel A. Ronning
-------------------
By:  Joel A. Ronning
Its: Chairman